Exhibit 10.6
EXECUTION COPY
GOLDMAN, SACHS & CO. | ONE NEW YORK PLAZA | NEW YORK, NEW YORK 10004 |TEL: (212) 902-1000
Opening Transaction

To:	Horizon Lines, Inc. 4064 Colony Road, Suite 200 Charlotte, North Carolina 28211

A/C:	028696441

From:	Goldman, Sachs & Co.

Re:	Issuer Warrant Transaction

Ref. No:	SDB506480203

Date:	August 1, 2007
Dear Sir(s):
     The purpose of this communication (this “Confirmation”) is to set forth the terms and conditions of the above-referenced transaction entered into on the Trade Date specified below (the “Transaction”) between Goldman, Sachs & Co. (“Dealer”) and Horizon Lines, Inc. (“Issuer”). This communication constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below.
     1. This Confirmation is subject to, and incorporates, the definitions and provisions of the 2000 ISDA Definitions (including the Annex thereto) (the “2000 Definitions”) and the definitions and provisions of the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”, and together with the 2000 Definitions, the “Definitions”), in each case as published by the International Swaps and Derivatives Association, Inc. (“ISDA”). In the event of any inconsistency between the 2000 Definitions and the Equity Definitions, the Equity Definitions will govern. For purposes of the Equity Definitions, each reference herein to a Warrant shall be deemed to be a reference to a Call Option or an Option, as context requires.
     Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties’ entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.
     This Confirmation evidences a complete and binding agreement between Dealer and Issuer as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall be subject to an agreement (the “Agreement”) in the form of the 1992 ISDA Master Agreement (Multicurrency—Cross Border) as if Dealer and Issuer had executed an agreement in such form on the date hereof (but without any Schedule except for (i) the election of Loss and Second Method, New York law (without regard to the conflicts of law principles) as the governing law and US Dollars (“USD”) as the Termination Currency, (ii) the election that the “Cross Default” provisions of Section 5(a)(vi) shall apply to Issuer with a “Threshold Amount” of USD 15 million) and (iii) the amendment of Section 5(a)(vi) to delete the words “or becoming capable at such time of being declared,”.
     All provisions contained in, or incorporated by reference to, the Agreement will govern this Confirmation except as expressly modified herein. In the event of any inconsistency between this Confirmation and either the Definitions or the Agreement, this Confirmation shall govern.

     2. The Transaction is a Warrant Transaction, which shall be considered a Share Option Transaction for purposes of the Equity Definitions. The terms of the particular Transaction to which this Confirmation relates are as follows:
General Terms:

Trade Date:	August 1, 2007

Effective Date:	August 8, 2007, or such other date as agreed between the parties, subject to Section 8(k) below

Components:	The Transaction will be divided into individual Components, each with the terms set forth in this Confirmation, and, in particular, with the Number of Warrants and Expiration Date set forth in this Confirmation. The payments and deliveries to be made upon settlement of the Transaction will be determined separately for each Component as if each Component were a separate Transaction under the Agreement.

Warrant Style:	European

Warrant Type:	Call

Seller:	Issuer

Buyer:	Dealer

Shares:	The Common Stock of Issuer, par value USD0.01 per share (Ticker Symbol: “HRZ”).

Number of Warrants:	For each Component, as provided in Annex A to this Confirmation.

Warrant Entitlement:	One Share per Warrant

Strike Price:	USD51.4080

Premium:	USD4,348,440 (Premium per Warrant USD1.345404862)

Premium Payment Date:	The Effective Date

Exchange:	New York Stock Exchange

Related Exchange:	All Exchanges

Procedures for Exercise:
     In respect of any Component:

Expiration Time:	Valuation Time

Expiration Date:	As provided in Annex A to this Confirmation (or, if such date is not a Scheduled Trading Day, the next following Scheduled Trading Day that is not already an Expiration Date for another Component); provided that if that date is a Disrupted Day, the Expiration Date for such Component shall be the first succeeding Scheduled Trading Day that is not a Disrupted Day and is not or is not deemed to be an Expiration Date in respect of any other Component of the Transaction hereunder; and provided further that if the Expiration Date has not occurred pursuant to the preceding proviso as of the Final Disruption Date, the Final Disruption Date shall be the Expiration Date (irrespective of whether such date is an Expiration Date in respect of any other Component for the Transaction). “Final Disruption Date” means April 19, 2013. Notwithstanding the foregoing and anything to the contrary in the Equity Definitions, if a Market Disruption Event occurs on any Expiration Date, the Calculation Agent may determine that such Expiration Date is a Disrupted Day only in part, in which case the Calculation Agent shall make adjustments to the number of Warrants for the relevant Component for which such day shall be the Expiration Date and shall designate the Scheduled Trading Day determined in the manner described in the immediately preceding sentence as the Expiration Date for the remaining Warrants for such Component. Section 6.6 of the Equity Definitions shall not apply to any Valuation Date occurring on an Expiration Date.

Market Disruption Event:	Section 6.3(a) of the Equity Definitions is hereby amended by deleting the words “during the one hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be,” in clause (ii) thereof.

Automatic Exercise:	Applicable; and means that the Number of Warrants for the corresponding Expiration Date will be deemed to be automatically exercised at the Expiration Time on such Expiration Date unless Dealer notifies Seller (by telephone or in writing) prior to the Expiration Time on such Expiration Date that it does not wish Automatic Exercise to occur, in which case Automatic Exercise will not apply to such Expiration Date.

Issuer’s Telephone Number
and Telex and/or Facsimile Number
and Contact Details for purpose of
Giving Notice:	Attn: M. Mark Urbania, Senior Vice President and Chief Financial Officer
Telephone: (704) 973-7049
Facsimile: (704) 973-7010

With a copy to:

Attn: Robert S. Zuckerman, Vice President and General Counsel
Telephone: (704) 973-7012
Facsimile: (704) 973-7010
Settlement Terms:
     In respect of any Component:

Settlement Currency:	USD

Settlement Method Election:	Applicable[1]; provided that (a) Section 7.1 of the Equity Definitions is hereby amended by deleting the word “Physical” in the sixth line thereof and replacing it with the words “Net Share,” (b) the Electing Party shall make the same settlement method election with respect to all Components, and (c) the Electing Party may make a settlement method election only if the Electing Party represents and warrants to Dealer in writing on the date it notifies Dealer of its election that, as of such date, the representations, warranties and agreements set forth in Section 7(a)(i) are true and correct, and it is electing the settlement method in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws.

Electing Party:	Issuer

Settlement Method Election Date:	The date falling 30 calendar days prior to the Expiration Date for the first Component.

Default Settlement Method:	Net Share Settlement

Strike Price Differential:	The greater of (i) the excess of the VWAP Price over the Strike Price, and (ii) zero.

Net Share Settlement:	On each Settlement Date, Issuer shall deliver to Dealer a number of Shares equal to the Number of Shares to be Delivered for such Settlement Date to the account specified by Dealer and cash in lieu of any fractional Shares valued at the Relevant Price on the Valuation Date corresponding to such Settlement Date. If, in the reasonable judgment of Dealer, for any reason, the Shares deliverable upon Net Share Settlement would not be immediately freely transferable by Dealer under Rule 144(k) under the Securities Act of 1933, as amended (the “Securities Act”), then Dealer may elect to either (x) accept delivery of such Shares notwithstanding any restriction on transfer or (y) have the provisions set forth in Section 8(b) below apply.

The Number of Shares to be Delivered shall be delivered by Issuer to Dealer no later than 12:00 noon (local time in New York City) on the relevant Settlement Date.

Number of Shares to be Delivered:	In respect of any Exercise Date, subject to the last sentence of Section 9.5 of the Equity Definitions, the product of (i) the number of Warrants exercised or deemed exercised on such Exercise Date, (ii) the Warrant Entitlement and (iii) (A) the excess of the VWAP Price on the Valuation Date occurring on

[1]	Subject to continuing credit review by Dealers.

such Exercise Date over the Strike Price (or, if no such excess, zero) divided by (B) such VWAP Price.

VWAP Price:	For any Valuation Date, the New York Volume Weighted Average Price per share of Shares for the regular trading session (including any extensions thereof) of the Exchange on such Valuation Date (without regard to pre-open or after hours trading outside of such regular trading session), as published by Bloomberg at 4:15 P.M. New York City time (or 15 minutes following the end of any extension of the regular trading session) on such Valuation Date, on Bloomberg page “HRZ.N <Equity> AQR” (or any successor thereto) (or if such published volume weighted average price is unavailable or is manifestly incorrect, the market value of one Share on such Valuation Date, as reasonably determined by the Calculation Agent using a volume weighted method).

Other Applicable Provisions:	The provisions of Sections 9.1(c), 9.8, 9.9, 9.10, 9.11 (except that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws as a result of the fact that Seller is the Issuer of the Shares and under Maritime Laws (as defined below) applicable to Issuer) and 9.12 of the Equity Definitions will be applicable, as if “Physical Settlement” applied to the Transaction.
Adjustments:
     In respect of any Component:

Method of Adjustment:	Calculation Agent Adjustment; provided that in respect of an Extraordinary Dividend, “Calculation Agent Adjustment” shall be as described in the provision below. For the avoidance of doubt, Calculation Agent Adjustment (including, without limitation, in respect of Extraordinary Dividends) shall continue to apply until the obligations of the parties (including any obligations of Issuer pursuant to Section 8(e) below) under the Transaction have been satisfied in full.

Extraordinary Dividend:	Any cash dividend or distribution on the Shares with an ex-dividend date occurring on or after the Trade Date and on or prior to the Expiration Date (or, if any Deficit Shares are owed pursuant to Section 8(e) below, such later date on which Issuer’s obligations under this Transaction have been satisfied in full) the amount of which is greater than the Ordinary Dividend Amount for such dividend or distribution.

Ordinary Dividend Amount:	For any cash dividend or distribution on the Shares, USD0.11 if the ex-dividend date for such dividend or distribution (i) is the first ex-dividend date for a cash dividend or distribution on the Shares that occurs within any given calendar quarter and (ii) occurs on or prior to the originally scheduled Expiration Date, or earlier date of cancellation or early redemption; otherwise, zero.

Extraordinary Dividend Adjustment:	If at any time during the period from and including the Trade Date, to but excluding the last Expiration Date (or, if any Deficit Shares are owed pursuant to Section 8(e) below, such later date on which Issuer’s obligations under this Transaction have been satisfied in full), an ex-dividend date for an Extraordinary Dividend occurs, then the Calculation Agent will make adjustments to the Strike Price, the Number of Warrants, the Warrant Entitlement and/or any other variable relevant to the exercise, settlement, payment or other terms of the Transaction to preserve the fair value of the Transaction to Dealer after taking into account such Extraordinary Dividend.

Extraordinary Events:
     Consequences of Merger Events:

(a) Share-for-Share:	Modified Calculation Agent Adjustment

(b) Share-for-Other:	Cancellation and Payment (Calculation Agent Determination)

(c) Share-for-Combined:	Cancellation and Payment (Calculation Agent Determination); provided that the Calculation Agent may elect Component Adjustment for all or part of the Transaction.

Tender Offer:	Applicable

     Consequences of Tender Offers:

(a) Share-for-Share:	Modified Calculation Agent Adjustment

(b) Share-for-Other:	Modified Calculation Agent Adjustment

(c) Share-for-Combined:	Modified Calculation Agent Adjustment

Modified Calculation
Agent Adjustment:	If, in respect of any Merger Event or Tender Offer to which Modified Calculation Agent Adjustment applies, the adjustments to be made in accordance with Section 12.2(e)(i) or Section 12.3(d)(i), as the case may be, of the Equity Definitions would result in Issuer being different from the issuer of the Shares, then with respect to such Merger Event or Tender Offer, as a condition precedent to the adjustments contemplated in Section 12.2(e)(i) or Section 12.3(d)(i), as the case may be, of the Equity Definitions, Issuer and the issuer of the Shares shall, prior to the Merger Date or Tender Offer, as the case may be, have entered into such documentation containing representations, warranties and agreements relating to securities law and other issues as requested by Dealer that Dealer has determined, in its reasonable discretion, to be reasonably necessary or appropriate to allow Dealer to continue as a party to the Transaction, as adjusted under Section 12.2(e)(i) or Section 12.3(d)(i), as the case may be, of the Equity Definitions, and to preserve its hedging or hedge unwind activities in connection with the Transaction in a manner compliant with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Dealer, and if such conditions are not met or if the Calculation Agent determines that no adjustment that it could make under Section 12.2(e)(i) or Section 12.3(d)(i), as the case may be, of the Equity Definitions will produce a commercially reasonable result, then the consequences set forth in Section 12.2(e)(ii) or Section 12.3(d)(ii), as the case may be, of the Equity Definitions shall apply.

Reference Markets:	For the avoidance of doubt, and without limiting the generality of the foregoing provisions, any adjustment effected by the Calculation Agent pursuant to Section 12.2(e) and/or Section 12.3(d) of the Equity Definitions may be determined by reference to the adjustment(s) made in respect of Merger Events or Tender Offers, as the case may be, in the convertible bond market.

Nationalization, Insolvency or Delisting:
Cancellation and Payment (Calculation Agent Determination); provided that in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, the American Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Disruption Events:

(a) Change in Law:	Applicable

(b) Failure to Deliver:	Applicable

(c) Insolvency Filing:	Applicable

(d) Hedging Disruption:	Applicable

(e) Increased Cost of Hedging:	Applicable

(f) Loss of Stock Borrow:	Applicable

Maximum Stock Loan Rate:	1% per annum

(g) Increased Cost of Stock Borrow:	Applicable

Initial Stock Loan Rate:	0.25% per annum

Hedging Party:	Dealer

Determining Party:	Dealer

Non-Reliance:	Applicable

Agreements and Acknowledgments
Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

3. Calculation Agent:	Dealer.

4. Account Details:

Dealer Payment Instructions:
Chase Manhattan Bank New York
For A/C Goldman, Sachs & Co.
A/C: 930-1-011483
ABA: 021-000021
Account for delivery of Shares to Dealer: To be provided by Dealer.
 Issuer Payment Instructions: To be provided by Issuer.

5.	Offices:

The Office of Dealer for the Transaction is:
Goldman, Sachs & Co.
One New York Plaza
New York, NY 10004
  The Office of Issuer for the Transaction is:
Horizon Lines, Inc.
4064 Colony Road, Suite 200
Charlotte, North Carolina 28211

6. Notices: For purposes of this Confirmation:

(a)	Address for notices or communications to Issuer:

To:	Horizon Lines, Inc.
4064 Colony Road, Suite 200
Charlotte, North Carolina 28211
Attn:	M. Mark Urbania, Senior Vice President and Chief Financial Officer
Telephone:	(704) 973-7049
Facsimile:	(704) 973-7010

With a copy to:

Attn:	Robert S. Zuckerman, Vice President and General Counsel
Telephone:	(704) 973-7012
Facsimile:	(704) 973-7010

(b)	Address for notices or communications to Dealer:

	To:	Goldman, Sachs & Co.
One New York Plaza
New York, NY 10004
	Attn:	Equity Operations: Options and Derivatives
	Telephone:	(212) 902-1981

Facsimile:	(212) 428-1980/1983

With a copy to:

Attn:	Tracey McCabe
Equity Capital Markets
Telephone:	(212) 357-0428
Facsimile:	(212) 902-3000
     7. Representations, Warranties and Agreements:
     (a) In addition to the representations and warranties in the Agreement and those contained elsewhere herein, Issuer represents and warrants to and for the benefit of, and agrees with, Dealer as follows:
     (i) On the Trade Date, (A) none of Issuer and its officers and directors is aware of any material nonpublic information regarding Issuer or the Shares and (B) all reports and other documents filed by Issuer with the Securities and Exchange Commission pursuant to the Exchange Act when considered as a whole (with the more recent such reports and documents deemed to amend inconsistent statements contained in any earlier such reports and documents), do not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading.
     (ii) Without limiting the generality of Section 13.1 of the Equity Definitions, Issuer acknowledges that Dealer is not making any representations or warranties with respect to the treatment of the Transaction under FASB Statements 128, 133 (as amended), 149 or 150, EITF Issue No. 00-19, 01-6 or 03-6 (or any successor issue statements) or under any accounting standards including FASB’s Liabilities & Equity Project.
     (iii) Prior to the Trade Date, Issuer shall deliver to Dealer a resolution of Issuer’s board of directors authorizing the Transaction and such other certificate or certificates as Dealer shall reasonably request.
     (iv) Issuer is not entering into this Confirmation to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for Shares) or otherwise in violation of the Exchange Act.
     (v) Issuer is not, and after giving effect to the transactions contemplated hereby will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.
     (vi) On the Trade Date and the Premium Payment Date (A) the assets of Issuer at their fair valuation exceed the liabilities of Issuer, including contingent liabilities, (B) the capital of Issuer is adequate to conduct the business of Issuer and (C) Issuer has the ability to pay its debts and obligations as such debts mature and does not intend to, or does not believe that it will, incur debt beyond its ability to pay as such debts mature.
     (vii) Issuer shall not take any action to decrease the number of Available Shares below the Capped Number (each as defined below).
     (viii) The representations and warranties of Issuer set forth in Section 3 of the Agreement and Section 1 of the Purchase Agreement dated as of the Trade Date between Issuer and Goldman, Sachs & Co., as representative of the Initial Purchasers party thereto (the “Purchase Agreement”) are true and correct as of the Trade Date and the Effective Date and are hereby deemed to be repeated to Dealer as if set forth herein.
     (ix) Issuer understands no obligations of Dealer to it hereunder will be entitled to the benefit of deposit insurance and that such obligations will not be guaranteed by any affiliate of Dealer or any governmental agency.

     (x) (A) During the period starting on the first Expiration Date and ending on the last Expiration Date (the “Settlement Period”), the Shares or securities that are convertible into, or exchangeable or exercisable for Shares, are not, and shall not be, subject to a “restricted period,” as such term is defined in Regulation M under the Exchange Act (“Regulation M”) and (B) Issuer shall not engage in any “distribution,” as such term is defined in Regulation M, other than a distribution meeting the requirements of the exceptions set forth in sections 101(b)(10) and 102(b)(7) of Regulation M, until the second Exchange Business Day immediately following the Settlement Period.
     (xi) During the Settlement Period, neither Issuer nor any “affiliate” or “affiliated purchaser” (each as defined in Rule 10b-18 of the Exchange Act (“Rule 10b-18”)) shall directly or indirectly (including, without limitation, by means of any cash-settled or other derivative instrument) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or commence any tender offer relating to, any Shares (or an equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share) or any security convertible into or exchangeable or exercisable for Shares, except through Dealer.
     (b) Each of Dealer and Issuer agrees and represents that it is an “eligible contract participant” as defined in Section 1a(12) of the U.S. Commodity Exchange Act, as amended.
     (c) Each of Dealer and Issuer acknowledges that the offer and sale of the Transaction to it is intended to be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), by virtue of Section 4(2) thereof. Accordingly, Dealer represents and warrants to Issuer that (i) it has the financial ability to bear the economic risk of its investment in the Transaction and is able to bear a total loss of its investment and its investments in and liabilities in respect of the Transaction, which it understands are not readily marketable, are not disproportionate to its net worth, and it is able to bear any loss in connection with the Transaction, including the loss of its entire investment in the Transaction, (ii) it is an “accredited investor” as that term is defined in Regulation D as promulgated under the Securities Act, (iii) it is entering into the Transaction for its own account without a view to the distribution or resale thereof, (iv) the assignment, transfer or other disposition of the Transaction has not been and will not be registered under the Securities Act and is restricted under this Confirmation, the Securities Act and state securities laws, (v) its financial condition is such that it has no need for liquidity with respect to its investment in the Transaction and no need to dispose of any portion thereof to satisfy any existing or contemplated undertaking or indebtedness and is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of the Transaction.
     (d) Each of Dealer and Issuer agrees and acknowledges that Dealer is a “financial institution,” “swap participant” and “financial participant” within the meaning of Sections 101(22), 101(53C) and 101(22A) of Title 11 of the United States Code (the “Bankruptcy Code”). The parties hereto further agree and acknowledge (A) that this Confirmation is (i) a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder is a “settlement payment,” as such term is defined in Section 741(8) of the Bankruptcy Code, and (ii) a “swap agreement,” as such term is defined in Section 101(53B) of the Bankruptcy Code, with respect to which each payment and delivery hereunder is a “transfer,” as such term is defined in Section 101(54) of the Bankruptcy Code, and (B) that Dealer is entitled to the protections afforded by, among other sections, Sections 362(b)(6), 362(b)(17), 546(e), 546(g), 555 and 560 of the Bankruptcy Code.
     (e) Issuer shall deliver to Dealer an opinion of counsel, dated as of the Trade Date and reasonably acceptable to Dealer in form and substance, with respect to the matters set forth in Section 3(a) of the Agreement.
     (f) Each party acknowledges and agrees to be bound by Rules 2860(b)(3) and (b)(4) of the National Association of Securities Dealers, Inc. applicable to transactions in options, and further agrees not to violate the position and exercise limits set forth therein.
     8. Other Provisions:
     (a) Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events. If Issuer shall owe Dealer any amount pursuant to Sections 12.2, 12.3, 12.6, 12.7 or

12.9 of the Equity Definitions (except in the event of a Tender Offer, a Merger Event, Insolvency or Nationalization in each case, in which the consideration or proceeds to be paid to holders of Shares consists solely of cash) or pursuant to Section 6(d)(ii) of the Agreement (except in the event of an Event of Default in which Issuer is the Defaulting Party or a Termination Event in which Issuer is the Affected Party that resulted from an event or events within Issuer’s control, other than an Additional Termination Event of the type described in Section 8(e)) (a “Payment Obligation”), Issuer shall have the right, in its sole discretion, to satisfy any such Payment Obligation by the Share Termination Alternative (as defined below) by giving irrevocable telephonic notice to Dealer, confirmed in writing within one Scheduled Trading Day, between the hours of 9:00 A.M. and 4:00 P.M. New York City time on the Merger Date, Tender Offer Date, Announcement Date or Early Termination Date, as applicable (“Notice of Share Termination”). Upon such Notice of Share Termination, the following provisions shall apply on the Scheduled Trading Day immediately following the Merger Date, the Tender Offer Date, Announcement Date or Early Termination Date, as applicable:

Share Termination Alternative:	Applicable and means that Issuer shall deliver to Dealer the Share Termination Delivery Property on the date on which the Payment Obligation would otherwise be due pursuant to Section 12.7 or 12.9 of the Equity Definitions or Section 6(d)(ii) of the Agreement, as applicable (the “Share Termination Payment Date”), in satisfaction of the Payment Obligation.

Share Termination Delivery Property:	A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the Payment Obligation divided by the Share Termination Unit Price. The Calculation Agent shall adjust the Share Termination Delivery Property by replacing any fractional portion of the aggregate amount of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.

Share Termination Unit Price:	The value of property contained in one Share Termination Delivery Unit on the date such Share Termination Delivery Units are to be delivered as Share Termination Delivery Property, as determined by the Calculation Agent in its discretion by commercially reasonable means and notified by the Calculation Agent to Issuer at the time of notification of the Payment Obligation.

Share Termination Delivery Unit:	In the case of a Termination Event, Event of Default or Delisting, one Share or, in the case of an Insolvency, Nationalization, Merger Event or Tender Offer, a Share or a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Insolvency, Nationalization, Merger Event or Tender Offer. If such Insolvency, Nationalization, Merger Event or Tender Offer involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.

Failure to Deliver:	Applicable

Other applicable provisions:	If Share Termination Alternative is applicable, the provisions of Sections 9.8, 9.9, 9.10, 9.11 (except that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws as a result of the fact that Seller is the Issuer of the Shares and under Maritime Laws (as defined below) applicable to Issuer) and 9.12 of the Equity Definitions will be applicable as if “Physical Settlement” applied to the Transaction, except that all references to “Shares” shall be read as references to “Share Termination Delivery Units”. If, in the reasonable judgment of Dealer, for any reason, any securities comprising the Share Termination Delivery Units deliverable pursuant to this Section 8(a) would not be immediately freely transferable by Dealer under Rule 144(k) under the Securities Act, then Dealer may elect to either (x) accept delivery of such securities notwithstanding any restriction on transfer or (y) have the provisions set forth in Section 8(b) below apply.
The parties hereby agree that, notwithstanding anything to the contrary herein or in the Agreement, following the payment of the Premium, in the event that an Early Termination Date (whether as a result of an Event of Default or a Termination Event) occurs or is designated with respect to the Transaction or the Transaction is terminated or cancelled pursuant to Article 12 of the Equity Definitions and, as a result, Dealer would owe to Issuer an amount calculated under Section 6(e) of the Agreement or Article 12 of the Equity Definitions, such amount shall be deemed to be zero.
     (b) Registration/Private Placement Procedures. (i) With respect to the Transaction, the following provisions shall apply to the extent provided for above opposite the caption “Net Share Settlement” in Section 2 or in paragraph (a) of this Section 8. If so applicable, then, at the election of Issuer by notice to Dealer within one Exchange Business Day after the relevant delivery obligation arises, but in any event at least one Exchange Business Day prior to the date on which such delivery obligation is due, either (A) all Shares or Share Termination Delivery Units, as the case may be, delivered by Issuer to Dealer shall be, at the time of such delivery, covered by an effective registration statement of Issuer for immediate resale by Dealer (such registration statement and the corresponding prospectus (the “Prospectus”) (including, without limitation, any sections describing the plan of distribution) in form and content commercially reasonably satisfactory to Dealer) or (B) Issuer shall deliver additional Shares or Share Termination Delivery Units, as the case may be, so that the value of such Shares or Share Termination Delivery Units, as determined in a commercially reasonable manner by the Calculation Agent to reflect an appropriate liquidity discount, equals the value of the number of Shares or Share Termination Delivery Units that would otherwise be deliverable if such Shares or Share Termination Delivery Units were freely tradeable (without prospectus delivery) upon receipt by Dealer (such value, the “Freely Tradeable Value”); provided that, if requested by Dealer, Issuer shall make the election described in this clause (B) with respect to Shares delivered on all Settlement Dates no later than one Exchange Business Day prior to the first Expiration Date, and the applicable procedures described below shall apply to all Shares delivered on the Settlement Dates on an aggregate basis. (For the avoidance of doubt, as used in this paragraph (b) only, the term “Issuer” shall mean the issuer of the relevant securities, as the context shall require.)
(ii) If Issuer makes the election described in clause (b)(i)(A) above:
     (A) Dealer (or an affiliate of Dealer designated by Dealer) shall be afforded a reasonable opportunity to conduct a due diligence investigation with respect to Issuer that is customary in scope for underwritten offerings of equity securities and that yields results that are commercially reasonably satisfactory to Dealer or such affiliate, as the case may be; and
     (B) Dealer (or an affiliate of Dealer designated by Dealer) and Issuer shall enter into an agreement (a “Registration Agreement”) on commercially reasonable terms in connection with the public resale of such Shares or Share Termination Delivery Units, as the case may be, by Dealer or such affiliate substantially similar to underwriting agreements customary for underwritten offerings of equity securities, in form and substance commercially reasonably satisfactory to Dealer or such affiliate and Issuer, which Registration Agreement shall include, without limitation, provisions substantially similar to those contained in such underwriting agreements relating to the indemnification of, and contribution in connection with the liability of, Dealer and its affiliates and Issuer, shall provide for the payment by Issuer of all expenses in connection with such resale, including all registration costs and all fees and expenses of counsel for Dealer, and shall provide for the delivery of accountants’ “comfort letters” to Dealer or such affiliate with respect to the financial statements and certain financial information contained in or incorporated by reference into the Prospectus.

(iii) If Issuer makes the election described in clause (b)(i)(B) above:
     (A) Dealer (or an affiliate of Dealer designated by Dealer) and any potential institutional purchaser of any such Shares or Share Termination Delivery Units, as the case may be, from Dealer or such affiliate identified by Dealer shall be afforded a commercially reasonable opportunity to conduct a due diligence investigation in compliance with applicable law with respect to Issuer customary in scope for private placements of equity securities (including, without limitation, the right to have made available to them for inspection all financial and other records, pertinent corporate documents and other information reasonably requested by them), subject to execution by such recipients of customary confidentiality agreements reasonably acceptable to Issuer;
     (B) Dealer (or an affiliate of Dealer designated by Dealer) and Issuer shall enter into an agreement (a “Private Placement Agreement”) on commercially reasonable terms in connection with the private placement of such Shares or Share Termination Delivery Units, as the case may be, by Issuer to Dealer or such affiliate and the private resale of such shares by Dealer or such affiliate, substantially similar to private placement purchase agreements customary for private placements of equity securities, in form and substance commercially reasonably satisfactory to Dealer and Issuer, which Private Placement Agreement shall include, without limitation, provisions substantially similar to those contained in such private placement purchase agreements relating to the indemnification of, and contribution in connection with the liability of, Dealer and its affiliates and Issuer, shall provide for the payment by Issuer of all expenses in connection with such resale, including all fees and expenses of counsel for Dealer, shall contain representations, warranties and agreements of Issuer reasonably necessary or advisable to establish and maintain the availability of an exemption from the registration requirements of the Securities Act for such resales, and shall use best efforts to provide for the delivery of accountants’ “comfort letters” to Dealer or such affiliate with respect to the financial statements and certain financial information contained in or incorporated by reference into the offering memorandum prepared for the resale of such Shares; and
     (C) Issuer agrees that any Shares or Share Termination Delivery Units so delivered to Dealer, (i) may be transferred by and among Dealer and its affiliates, and Issuer shall effect such transfer without any further action by Dealer and (ii) after the minimum “holding period” within the meaning of Rule 144(d) under the Securities Act has elapsed with respect to such Shares or any securities issued by Issuer comprising such Share Termination Delivery Units, Issuer shall promptly remove, or cause the transfer agent for such Shares or securities to remove, any legends referring to any such restrictions or requirements from such Shares or securities upon delivery by Dealer (or such affiliate of Dealer) to Issuer or such transfer agent of seller’s and broker’s representation letters customarily delivered by Dealer in connection with resales of restricted securities pursuant to Rule 144 under the Securities Act, without any further requirement for the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document, any transfer tax stamps or payment of any other amount or any other action by Dealer (or such affiliate of Dealer).
     (D) Issuer shall not take, or cause to be taken, any action that would make unavailable either the exemption pursuant to Section 4(2) of the Securities Act for the sale by Issuer to Dealer (or any affiliate designated by Dealer) of the Shares or Share Termination Delivery Units, as the case may be, or the exemption pursuant to Section 4(1) or Section 4(3) of the Securities Act for resales of the Shares or Share Termination Delivery Units, as the case may be, by Dealer (or any such affiliate of Dealer).
     (c) Make-whole Shares. If Issuer makes the election described in clause (b)(i)(B) of paragraph (b) of this Section 8, then Dealer or its affiliate may sell (which sale shall be made in a commercially reasonable manner) such Shares or Share Termination Delivery Units, as the case may be, during a period (the “Resale Period”) commencing on the Exchange Business Day following delivery of such Shares or Share Termination Delivery Units, as the case may be, and ending on the Exchange Business Day on which Dealer completes the sale of all such Shares or Share Termination Delivery Units, as the case may be, or a sufficient number of Shares or Share Termination Delivery Units, as the case may be, so that the realized net proceeds of such sales exceed the Freely Tradeable Value. If any of such delivered Shares or Share Termination Delivery Units remain after such realized net proceeds exceed the Freely Tradeable Value, Dealer shall return such remaining Shares or Share Termination Delivery Units to Issuer. If the Freely Tradeable Value exceeds the realized net proceeds from such resale, Issuer shall transfer to Dealer by the open of the regular trading session on the Exchange on the Exchange Trading Day immediately following the last day of the Resale Period the amount of such excess (the “Additional Amount”) in cash or in a number of additional Shares (“Make-whole Shares”) in an amount that, based on the Relevant Price on the last day of the Resale Period (as if such day was the “Valuation Date” for purposes of computing such Relevant Price), has a dollar value equal to the Additional Amount. The Resale Period shall continue to enable the sale of the Make-whole Shares in the manner contemplated by this Section 8(c). This provision shall be applied successively until the Additional Amount is equal to zero, subject to Section 8(e).
     (d) Ownership Limitations. Notwithstanding anything to the contrary in the Agreement or this Confirmation, in no event shall Dealer be entitled to receive, or shall be deemed to receive, any Shares if, immediately upon giving effect to such receipt of such Shares, (i) the Beneficial Ownership of Dealer Group would be equal to or greater than 8.5% of the outstanding Shares, (ii) Dealer or any “affiliate” or “associate” of Dealer, would be an “interested stockholder” of Issuer, as all such terms are defined in Section 203 of the Delaware General Corporation Law, (iii) the Maritime Law Ownership Percentage of the Maritime Law Dealer Group would be greater than 4.9% of the outstanding Shares, unless Dealer has established to the reasonable satisfaction of Issuer that it (or the person designated to take delivery) is a citizen of the United States for purposes of the U.S. coastwise trade under the Maritime Laws, (iv) such Shares would be “Excess Shares” (“Excess Shares”) as defined in Issuer’s Amended and Restated Certificate of Incorporation (the “Certificate”), or (v) the receipt of such Shares would require prior regulatory approval by any competent regulatory authority, and such prior approval had not been obtained, or would otherwise be prohibited under applicable state or Federal laws, regulations or regulatory orders applicable to ownership of Shares (each of clause (i) through (v) above, an “Ownership Limitation”). If any delivery owed to Dealer hereunder is not made, in whole or in part, as a result of an Ownership Limitation, Issuer’s obligation to make such delivery shall not be extinguished and Issuer shall make such delivery as promptly as practicable after, but in no event later, in the case of an Ownership Limitation of the type described in clause (i) or (ii) above, than one Exchange Business Day after, Dealer gives notice to Issuer that such delivery would not result in any of such Ownership Limitations being breached. If any delivery owed to Dealer hereunder is not made, in whole or in part, as a result of an Ownership Limitation of the type described in clause (iii), (iv) or (v) above, the number of Shares owed by Issuer shall be increased, on every calendar day (each, a “calculation day”) following the day on which the Share delivery obligation that was not so satisfied was due (or would have been due were it not for this Section 8(d)), by an amount equal to the product of (i) the number of Shares so owed (and not yet delivered) on the calendar day immediately preceding the calculation day, (ii) 0.02 and (iii) 1/365. “Beneficial Ownership” means the “beneficial ownership” (within the meaning of Section 13 of the Exchange Act and the rules promulgated thereunder) of Shares by Dealer or any affiliate of Dealer subject to aggregation with Dealer under such Section 13 and rules (collectively, “Dealer Group”). “Maritime Law Ownership Percentage” means the ownership, as construed under the Maritime Laws, of Shares by Dealer or any person whose ownership would be aggregated with that of Dealer or Dealer’s parent entity under the Maritime Laws (collectively, the “Maritime Law Dealer Group”). “Maritime Laws” means, collectively and without duplication, Chapters 121 and 505 of Title 46 of the United States Code and any successor statute thereto, and the regulations promulgated under such Title or successor statute or, to the extent remaining in force, under any predecessor statute, in each case as amended or supplemented from time to time, or any “Maritime Laws” as defined in the Certificate. Issuer represents and warrants that, assuming the accuracy of any factual information regarding Dealer that is provided by Dealer to Issuer upon Issuer’s request, any Shares delivered by Issuer to Dealer pursuant to the Transaction shall not be Excess Shares, and the issuance and delivery of such Shares shall have been approved by the board of directors of Issuer. If Dealer designates any person to receive any Shares pursuant to Section 8(p), clauses (iii) and (iv) of this Section 8(d) shall apply as if such person were Dealer. If Issuer is unable to deliver any Shares to Dealer as a result of this Section 8(d), Issuer shall use commercially reasonable efforts to enable itself to so deliver such Shares as promptly as practicable; provided that Issuer may at any time following the Settlement Date for the Component with the latest Settlement Date, upon one Exchange Business Day’s prior written notice to

Dealer, elect to deliver cash in lieu of any or all such Shares, in which case the Shares for which cash delivery has been so elected shall be valued by the Calculation Agent using a valuation period reasonably designed to allow Dealer to unwind its hedging position in connection with the Transaction in compliance with applicable law, including Rule 10b-18. Issuer’s right to elect cash pursuant to the foregoing sentence shall be subject to Issuer giving representations, warranties and covenants customary for transactions under Rule 10b5-1 under the Exchange Act and satisfactory to Dealer. Issuer shall promptly notify Dealer if at any time either (i) any purported transfer of any shares of any class or series of capital stock of Issuer is void and ineffective pursuant to paragraph 4(a) of Article V of the Certificate or (ii) any shares of any class or series of capital stock of Issuer are “Excess Shares” pursuant to paragraph 5 of Article V of the Certificate. Issuer shall provide Dealer with a copy of any filings submitted to any regulatory authority relating to Issuer’s or Issuer’s stockholders’ citizenship under the Maritime Laws so long as Dealer (or any assignee of Dealer) has agreed to keep any such filings and the information contained therein confidential on terms reasonably acceptable to Issuer and Dealer. Dealer acknowledges that Dealer will not have any rights as a holder of Issuer’s common stock with respect to Shares, prior to the delivery thereof hereunder, that Issuer is unable to deliver as a result of this Section 8(d). Issuer acknowledges that, as a result of this Section 8(d), it will not treat Dealer (or any affiliate or designee of Dealer) as the owner, for any purpose (including, without limitation, for purposes of the Maritime Laws or Article V of the Certificate), of Shares, prior to the delivery of such Shares hereunder, that Issuer is unable to deliver as a result of this Section 8(d).
     (e) Limitations on Settlement by Issuer. Notwithstanding anything herein or in the Agreement to the contrary, in no event shall Issuer be required to deliver Shares in connection with the Transaction in excess of 1,840,000 Shares (as such number may be adjusted from time to time in accordance with the provisions hereof) (the “Capped Number”). Issuer represents and warrants to Dealer (which representation and warranty shall be deemed to be repeated on each day that the Transaction is outstanding) that the Capped Number is equal to or less than the number of authorized but unissued Shares of the Issuer that are not reserved for future issuance in connection with transactions in the Shares (other than the Transaction) on the date of the determination of the Capped Number (such Shares, the “Available Shares”). Following the Trade Date, Issuer agrees to use best efforts to obtain approval from its shareholders (including, without limitation, to seek such approval at its next annual meeting of shareholders and, if needed, the annual meeting for each following calendar year) to increase the number of authorized but unissued Shares such that the number of Available Shares shall be equal to at least two times the aggregate Number of Shares for all Components. Upon Issuer obtaining such approval for such an increase, the Capped Number shall automatically increase to two times the aggregate Number of Shares for all Components. If Issuer does not succeed in obtaining such approval for such an increase within 24 months following the Trade Date, then an Additional Termination Event shall occur and be continuing with respect to which the Transaction (or a portion of the Transaction, at the reasonable discretion of the Calculation Agent) shall be the sole Affected Transaction and Issuer shall be the sole Affected Party. For the avoidance of doubt, such Additional Termination Event shall be continuing, and Dealer shall have the right to designate an Early Termination Date in respect thereof, from the date 24 months following the Trade Date until Issuer succeeds in getting such approval. In the event Issuer shall not have delivered the full number of Shares otherwise deliverable as a result of this Section 8(e) (the resulting deficit, the “Deficit Shares”), Issuer shall be obligated to deliver, from time to time until the obligations set forth in this paragraph have been satisfied in full, the Deficit Shares when, and to the extent that, (A) Shares are repurchased, acquired or otherwise received by Issuer or any of its subsidiaries after the Trade Date (whether or not in exchange for cash, fair value or any other consideration), (B) authorized and unissued Shares reserved for issuance in respect of other transactions prior to such date which prior to the relevant date become no longer so reserved and (C) Issuer additionally authorizes any unissued Shares (such events as set forth in clauses (A), (B) and (C) above, collectively, the “Share Issuance Events”). Issuer shall promptly notify Dealer of the occurrence of any of the Share Issuance Events (including the number of Shares subject to clause (A), (B) or (C) and the corresponding number of Shares to be delivered) and, as promptly as reasonably practicable, deliver such Shares thereafter. Issuer shall not, until Issuer’s obligations to Dealer under the Transaction have been satisfied in full, use any Shares that become available for potential delivery to Dealer as a result of any Share Issuance Event for the settlement or satisfaction of any transaction or obligation other than the Transaction or reserve any such Shares for future issuance for any purpose other than to satisfy Issuer’s obligations to Dealer under the Transaction, except that Issuer may satisfy its obligations in respect of the Transaction out of any such Shares on a pro rata basis with its obligations to any other dealers to whom Issuer has issued substantially identical warrants on the same date as the issuance of the Warrants issued hereunder.
     (f) Equity Rights. Dealer acknowledges and agrees that this Confirmation is not intended to convey to it rights with respect to the Transaction that are senior to the claims of common stockholders in the event of Issuer’s bankruptcy. For the avoidance of doubt, the parties agree that the preceding sentence shall not apply at any time other than during Issuer’s bankruptcy to any claim arising as a result of a breach by Issuer of any of its obligations under this Confirmation or the Agreement. For the avoidance of doubt, the parties acknowledge that this Confirmation is not secured by any collateral that would otherwise secure the obligations of Issuer herein under or pursuant to any other agreement.
     (g) Amendments to Equity Definitions. The following amendments shall be made to the Equity Definitions:
     (i) The first sentence of Section 11.2(c) of the Equity Definitions, prior to clause (A) thereof, is hereby amended to read as follows: ‘(c) If “Calculation Agent Adjustment” is specified as the Method of Adjustment in the related Confirmation of a Share Option Transaction, then following the announcement or occurrence of any Potential Adjustment Event, the Calculation Agent will determine whether such Potential Adjustment Event has a material effect on the theoretical value of the relevant Shares or options on the Shares and, if so, will (i) make appropriate adjustment(s), if any, to any one or more of:’ and, the portion of such sentence immediately preceding clause (ii) thereof is hereby amended by deleting the words “diluting or concentrative” and the words “(provided that no adjustments will be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares)” and replacing such latter phrase with the words “(and, for the avoidance of doubt, adjustments may be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares)”; and
     (ii) Section 11.2(e)(vii) of the Equity Definitions is hereby amended by deleting the words “diluting or concentrative” and replacing them with “material”.
     (h) Transfer and Assignment. Dealer may transfer or assign its rights and obligations hereunder and under the Agreement, in whole or in part, at any time without the consent of Issuer.
     (i) Disclosure. Effective from the date of commencement of discussions concerning the Transaction, Issuer and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Issuer relating to such tax treatment and tax structure.
     (j) Additional Termination Events. The occurrence of any of the following shall constitute an Additional Termination Event with respect to which the Transaction shall be the sole Affected Transaction and Issuer shall be the sole Affected Party; provided that with respect to any Additional Termination Event, Dealer may choose to treat part of the Transaction as the sole Affected Transaction, and, upon the termination of the Affected Transaction, a Transaction with terms identical to those set forth herein except with a Number of Warrants equal to the unaffected number of Warrants shall be treated for all purposes as the Transaction, which shall remain in full force and effect:
     (i) Dealer reasonably determines that it is advisable to terminate a portion of the Transaction so that Dealer’s related hedging activities will comply with applicable securities laws, rules or regulations;
     (ii) any Person (as defined below) acquires beneficial ownership (determined in accordance with Rule 13d-3 under the Exchange Act), directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of Issuer’s capital stock entitling the Person to exercise 50% or more of the total voting power of all shares of Issuer’s capital stock entitled to vote generally in elections of directors, other than an acquisition by Issuer, any of Issuer’s subsidiaries or any of Issuer’s employee benefit plans;

     (iii) Issuer (x) merges or consolidates with or into any other Person, other than a subsidiary of Issuer, another Person merges with or into Issuer, or Issuer conveys, sells, transfers or leases all or substantially all of its assets to another Person or (y) engages in any recapitalization, reclassification or other transaction in which all or substantially all Shares are exchanged for or converted into cash, securities or other property, in each case, other than any merger or consolidation:
(A)	that does not result in a reclassification, conversion, exchange or cancellation of the outstanding Shares; or

(B)	which is effected solely to change Issuer’s jurisdiction of incorporation and results in a reclassification, conversion or exchange of outstanding Shares solely into shares of common stock of the surviving entity;
     (iv) Issuer is liquidated or dissolved or holders of Issuer’s common stock approve any plan or proposal for Issuer’s liquidation or dissolution;
     (v) at any time Issuer’s Continuing Directors (as defined below) do not constitute a majority of Issuer’s board of directors (or, if applicable, a successor Person to Issuer); or
     (vi) at any time at which any Excess Ownership Position (as defined below) occurs, Dealer, in its discretion, is unable to effect a transfer or assignment to a third party of the Transaction or any other transaction between the parties after using its commercially reasonable efforts on pricing terms reasonably acceptable to Dealer such that an Excess Ownership Position no longer exists; provided that Dealer shall treat only that portion of the Transaction as the Affected Transaction as necessary so that such Excess Ownership Position no longer exists.
Notwithstanding the foregoing, a transaction set forth in clause (ii), (iii) or (v) above will not constitute an Additional Termination Event if at least 95% of the consideration paid for the Shares (excluding cash payments for fractional shares and cash payments made pursuant to dissenters’ appraisal rights and cash dividends) in a merger or consolidation or such other transaction otherwise constituting an Additional Termination Event under clauses (ii) or (iii) above consists of shares of common stock traded on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors) (or will be so traded or quoted immediately following the completion of the merger or consolidation or such other transaction) (“Listed Shares”).
     “Person” includes any syndicate or group that would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act.
     “Continuing Directors” means (i) individuals who on the date hereof constituted Issuer’s board of directors and (ii) any new directors whose election to Issuer’s board of directors or whose nomination for election by Issuer’s stockholders was approved by at least a majority of Issuer’s directors then still in office (or a duly constituted committee thereof), either who were directors on the date hereof or whose election or nomination for election was previously so approved.
     “Excess Ownership Position” means any of the following: (i) the Beneficial Ownership of Dealer Group is equal to or greater than 8.5% of the outstanding Shares, (ii) Dealer or any “affiliate” or “associate” of Dealer would own in excess of 13% of the outstanding Shares for purposes of Section 203 of the Delaware General Corporation Law, (iii) the Maritime Law Ownership Percentage of the Maritime Law Dealer Group would be equal to or greater than 4% of the outstanding Shares, or (iv) the aggregate percentage of non-U.S. citizen owners (as determined pursuant to the Certificate) of Shares shall equal or exceed 18% of the outstanding Shares.
     (k) Effectiveness. If, prior to the Effective Date, Dealer reasonably determines that it is advisable to cancel the Transaction because of concerns that Dealer’s related hedging activities could be viewed as not complying with applicable securities laws, rules or regulations, the Transaction shall be cancelled and shall not become effective, and neither party shall have any obligation to the other party in respect of the Transaction.

     (l) Extension of Settlement. Dealer may divide any Component into additional Components and designate the Expiration Date and the Number of Warrants for each such Component if Dealer determines, in its reasonable discretion, that such further division is necessary or advisable to preserve Dealer’s hedging activity hereunder in light of existing liquidity conditions in the cash market or stock loan market or to enable Dealer to effect purchases of Shares in connection with its hedging activity hereunder in a manner that would, if Dealer were Issuer or an affiliated purchaser of Issuer, be in compliance with applicable legal and regulatory requirements.
     (m) No Netting and Set-off. The provisions of Section 2(c) of the Agreement shall not apply to the Transaction. Each party waives any and all rights it may have to set-off delivery or payment obligations it owes to the other party under the Transaction against any delivery or payment obligations owed to it by the other party, whether arising under the Agreement, under any other agreement between parties hereto, by operation of law or otherwise.
     (n) Amendment. If the Initial Purchasers party to the Purchase Agreement exercise their right to purchase additional convertible notes as set forth therein, then, at the discretion of Issuer, Dealer and Issuer will either enter into a new confirmation evidencing additional warrants to be issued by Issuer to Dealer or amend this Confirmation to evidence such additional warrants (in each case on pricing terms acceptable to Dealer and Issuer) (such additional confirmation or amendment to this Confirmation to provide for the payment by Dealer to Issuer of the additional premium related thereto in an amount to be agreed between the parties).
     (o) Lock Up. Prior to the first anniversary of the Trade Date, if the Initial Purchasers party to the Purchase Agreement exercise their right to purchase additional convertible notes set forth therein and Issuer does not elect to issue the maximum number of Additional Warrants as provided in paragraph (n) above, Issuer shall not issue or enter into any warrant, a call option, a variable forward or other derivative linked to the Shares (collectively, “Warrants”), whether cash settled and/or physically settled and/or net share settled, without a prior written consent of Dealer which shall not be unreasonably withheld, unless such Warrants are issued (i) pursuant to any present or future employee, director or consultant benefit plan or program of Issuer or any hedging arrangements in respect thereof, (ii) to all Issuer’s stockholders as a free distribution or a distribution for less than the fair market value of such Warrants (as determined by the Calculation Agent), (iii) as part of mandatorily convertible units in a bona fide capital raising transaction unrelated to the convertible notes sold pursuant to the Purchase Agreement, or (iv) as part of a bona fide Share repurchase transaction unrelated to the convertible notes sold pursuant to the Purchase Agreement. “Additional Warrants” shall equal the product of (i) the Warrant Entitlement, (ii) the initial conversion rate of the convertible notes and (iii) the aggregate principal amount of the additional convertible notes purchased by the Initial Purchasers divided by USD1,000.
     (p) Designation by Dealer. Dealer may assign its right to receive and Shares or other securities from Issuer to any person or designate any person to receive such Shares or other securities (subject to Section 8(d)).
     (q) Termination Amounts. Notwithstanding anything to the contrary in the Agreement or the Equity Definitions, any determination of Loss or any amount payable upon cancellation or termination of the Transaction pursuant to Article 12 of the Equity Definitions shall, in a commercially reasonable manner, take into account any costs or losses incurred by Dealer or any of its affiliates in connection with Dealer’s (or such affiliate’s) hedging activities in respect of the Transaction as a result of the provisions of Article V of the Certificate (whether before or in connection with the termination or cancellation of the Transaction).
     (r) Governing Law. The Agreement, this Confirmation and all matters arising in connection with the Agreement and this Confirmation shall be governed by, and construed and enforced in accordance with, the laws of the State of New York (without reference to its choice of laws doctrine, other than Title 14 of the New York General Obligations Law).
     (s) Waiver of Jury Trial. Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to the Transaction. Each party (i) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of such a suit, action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into the Transaction by, among other things, the mutual waivers and certifications provided herein.
     (t) Submission to Jurisdiction. Section 13(b) of the Agreement is deleted in its entirety and replaced by the following: “Each party hereby irrevocably and unconditionally submits for itself and its property in any legal action or proceeding by the other party against it relating to this Agreement and/or any Transaction, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the Supreme Court of the State of New York, sitting in New York County, the courts of the United States of America for the Southern District of New York and appellate courts from any thereof. Nothing in any Confirmation or this Agreement precludes either party from bringing Proceedings in any other jurisdiction if (A) the courts of the State of New York or the United States of America for the Southern District of New York lack jurisdiction over the parties or the subject matter of the Proceedings or declines to accept the Proceedings on the grounds of lacking such jurisdiction; (B) the Proceedings are commenced by a party for the purpose of enforcing against the other party’s property, assets or estate any decision or judgment rendered by any court in which Proceedings may be brought as provided hereunder; (C) the Proceedings are commenced to appeal any such court’s decision or judgment to any higher court with competent appellate jurisdiction over that court’s decisions or judgments if that higher court is located outside the State of New York or Borough of Manhattan, such as a federal court of appeals or the U.S. Supreme Court; or (D) any suit, action or proceeding has been commenced in another jurisdiction by or against the other party or against its property, assets or estate and, in order to exercise or protect its rights, interests or remedies under this Agreement or any Confirmation, the party (1) joins, files a claim, or takes any other action, in any such suit, action or proceeding, or (2) otherwise commences any Proceeding in that other jurisdiction as the result of that other suit, action or proceeding having commenced in that other jurisdiction.”
     (u) Counterparts. This Confirmation may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     Issuer hereby agrees (a) to check this Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing (in the exact form provided by Dealer) correctly sets forth the terms of the agreement between Dealer and Issuer with respect to the Transaction, by manually signing this Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and immediately returning an executed copy to Dealer, Equity Derivatives Documentation Department, Facsimile No. (212) 428-1980/83.

Yours faithfully,

GOLDMAN, SACHS & CO.

By:
Authorized Signatory

Agreed and Accepted By:

HORIZON LINES, INC.

By:	/s/ Robert S. Zuckerman Name: Robert S. Zuckerman
Title: Secretary

Annex A
For each Component of the Transaction, the Number of Warrants and Expiration Date is set forth below.

Component Number	Number of Warrants	Expiration Date
1	32,320	11/13/2012
2	32,320	11/14/2012
3	32,320	11/15/2012
4	32,320	11/16/2012
5	32,320	11/19/2012
6	32,320	11/20/2012
7	32,320	11/21/2012
8	32,320	11/23/2012
9	32,320	11/26/2012
10	32,320	11/27/2012
11	32,320	11/28/2012
12	32,320	11/29/2012
13	32,320	11/30/2012
14	32,320	12/3/2012
15	32,320	12/4/2012
16	32,320	12/5/2012
17	32,320	12/6/2012
18	32,320	12/7/2012
19	32,320	12/10/2012
20	32,320	12/11/2012
21	32,320	12/12/2012
22	32,320	12/13/2012
23	32,320	12/14/2012
24	32,320	12/17/2012
25	32,320	12/18/2012
26	32,320	12/19/2012
27	32,320	12/20/2012
28	32,320	12/21/2012
29	32,320	12/24/2012
30	32,320	12/26/2012
31	32,320	12/27/2012
32	32,320	12/28/2012
33	32,321	12/31/2012
34	32,321	1/2/2013
35	32,321	1/3/2013
36	32,321	1/4/2013
37	32,321	1/7/2013
38	32,321	1/8/2013
39	32,321	1/9/2013
40	32,321	1/10/2013
41	32,321	1/11/2013
42	32,321	1/14/2013
43	32,321	1/15/2013
44	32,321	1/16/2013
45	32,321	1/17/2013
46	32,321	1/18/2013
47	32,321	1/22/2013
48	32,321	1/23/2013
49	32,321	1/24/2013
50	32,321	1/25/2013
51	32,321	1/28/2013

A-1

Component Number	Number of Warrants	Expiration Date
52	32,321	1/29/2013
53	32,321	1/30/2013
54	32,321	1/31/2013
55	32,321	2/1/2013
56	32,321	2/4/2013
57	32,321	2/5/2013
58	32,321	2/6/2013
59	32,321	2/7/2013
60	32,321	2/8/2013
61	32,321	2/11/2013
62	32,321	2/12/2013
63	32,321	2/13/2013
64	32,321	2/14/2013
65	32,321	2/15/2013
66	32,321	2/19/2013
67	32,321	2/20/2013
68	32,321	2/21/2013
69	32,321	2/22/2013
70	32,321	2/25/2013
71	32,321	2/26/2013
72	32,321	2/27/2013
73	32,321	2/28/2013
74	32,321	3/1/2013
75	32,321	3/4/2013
76	32,321	3/5/2013
77	32,321	3/6/2013
78	32,321	3/7/2013
79	32,321	3/8/2013
80	32,321	3/11/2013
81	32,321	3/12/2013
82	32,321	3/13/2013
83	32,321	3/14/2013
84	32,321	3/15/2013
85	32,321	3/18/2013
86	32,321	3/19/2013
87	32,321	3/20/2013
88	32,321	3/21/2013
89	32,321	3/22/2013
90	32,321	3/25/2013
91	32,321	3/26/2013
92	32,321	3/27/2013
93	32,321	3/28/2013
94	32,321	4/1/2013
95	32,321	4/2/2013
96	32,321	4/3/2013
97	32,321	4/4/2013
98	32,321	4/5/2013
99	32,321	4/8/2013
100	32,321	4/9/2013

A-2